Exhibit 99.1

Karat Packaging Declares Special Cash Dividend;

Approves Quarterly Cash Dividend Policy and

Declares Quarterly Cash Dividend

CHINO, Calif, August 9, 2023 – Karat Packaging Inc. (Nasdaq: KRT) (the “Company” or “Karat”), a specialty distributor and manufacturer of disposable foodservice products and related items, today announced that its Board of Directors has declared a special cash dividend of $0.40 per share on the Company’s common stock. Additionally, the Board of Directors approved a quarterly cash dividend policy and declared a quarterly cash dividend of $0.10 per share on the Company’s common stock. The amount of future quarterly cash dividends will be at the sole discretion of the Board of Directors.

Both dividends are payable on or about August 31, 2023, to shareholders of record at the close of business on August 23, 2023.

“The initiation of a quarterly dividend represents a milestone for Karat, which has been a publicly traded company since April 2021,” said Alan Yu, chief executive officer. “These distributions reflect Karat’s strong operating performance and cash position, and the board’s commitment to returning value to our shareholders.”

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

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Investor Relations and Media Contacts:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980

IR@karatpackaging.com